Exhibit 10.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

BY AND AMONG

NAVTEQ GERMAN HOLDINGS B.V.

THE INDIVIDUALS LISTED ON EXHIBIT A ATTACHED HERETO

AND

MAPSOLUTE GMBH

Dated as of November 6, 2007

i

ii

iii

EXHIBITS
Exhibit A	The Sellers
Exhibit B	Escrow Agreement
Exhibit C	Holdback Agreement (Wiegand)
Exhibit D	Holdback Agreement (Golob)

SCHEDULES
Schedule 1.1A	Financial Statements
Schedule 3.1	Subsidiaries and Foreign Qualifications
Schedule 3.4	Capitalization
Schedule 3.5(c)	Preliminary P&L
Schedule 3.5(e)	Cooperation Agreement
Schedule 3.6	Adverse Effects or Changes
Schedule 3.7	Title to Properties
Schedule 3.8	Condition of Assets
Schedule 3.9	Real Property Leases
Schedule 3.10	Tangible Personal Property
Schedule 3.11	Accounts Receivable
Schedule 3.12	Intellectual Property
Schedule 3.13(a)	Contracts
Schedule 3.13(d)	Welldone Amendment
Schedule 3.13(e)(i)	Company Matter
Schedule 3.13(e)(ii)	Settlement Agreement
Schedule 3.14	Permits
Schedule 3.15	Insurance Matters
Schedule 3.16	Benefits Plans
Schedule 3.17	Employment and Labor Matters
Schedule 3.18	Tax Issues
Schedule 3.19	No Defaults or Violations
Schedule 3.21	Litigation
Schedule 3.22	Customers and Suppliers
Schedule 5.3	Managing Director Agreements
Schedule 6.8	Knowledge

STOCK  PURCHASE  AGREEMENT

THIS AGREEMENT is made as of November 6, 2007, by and among NAVTEQ GERMAN HOLDINGS B.V., a Dutch private company with limited liability (“Purchaser”), the individuals listed on Exhibit A attached hereto (each, a “Seller” and together, the “Sellers”) and MAPSOLUTE GMBH, a German limited liability company (the “Company”). Certain capitalized terms used herein are defined in Article I.

PREAMBLE:

WHEREAS, each Seller holds shares in the Company in the total nominal amount set forth opposite such Seller’s name on Exhibit A, representing shares in the Company in the aggregate nominal amount of EUR 64,800 (the “Shares”);

WHEREAS, the Company holds a share in treasury in the nominal value of EUR 450 (the “Treasury Share”) (Eigene Anteile);

WHEREAS, the Shares and the Treasury Share constitute all of the issued securities and capital stock of the Company; and

WHEREAS, Sellers holding all of the Shares desire to sell to Purchaser, and Purchaser desires to purchase from Sellers all of the Shares, upon the terms and subject to the conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, Purchaser, Sellers and the Company agree as follows:

ARTICLE I

DEFINITIONS

1.1                         Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

“Accounts Receivable” shall have the meaning set forth in Section 3.11.

“Affiliate” shall mean, with respect to any specified Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person. The term “control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 20% of the voting rights attributable to the shares of the controlled corporation, or with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

“Agreement” shall mean this Stock Purchase Agreement, including all Exhibits and Schedules hereto, as may be amended, modified or supplemented from time to time in accordance with its terms.

“Benefit Plans” shall have the meaning set forth in Section 3.16(b).

“Business Day” shall mean any day of the year other than (i) any Saturday or Sunday and (ii) any other day on which banks located in Amsterdam, The Netherlands or Frankfurt, Germany generally are closed for business.

“Closing Date” shall mean the date of notarial recording of this deed under German law.

“Closing Payment” shall have the meaning set forth in Section 2.2.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Working Capital Amount” means for the Company and the Subsidiaries on a consolidated basis (excluding intercompany accounts), as of any date (i) the sum of cash and cash equivalents, accounts receivable less allowances for receivables considered not recoverable (Wertberichtigung für als notleidend erkannten Forderungen), plus inventory, prepaid expenses (excluding any deferred Tax assets, prepaid income Taxes or accrued Tax refunds) and other current assets (excluding Purchaser’s obligation to refund Transaction Expenses and the Settlement Payment to the Company pursuant to Section 5.2), less (ii) the sum of accounts payable (excluding Transaction Expenses and the Settlement Payment), accrued compensation (including any bonuses accrued in the ordinary course), accrued Taxes (including any reserves for income Taxes, or any deferred Tax liability), accrued insurance, accrued expenses and other current liabilities, all determined in accordance with German Accounting Rules (determined on a consistent basis with that used to prepare the December 31, 2006 balance sheet of the Company), it being understood that no amounts included in the definition of Indebtedness or any long-term assets or long-term liabilities shall be included in any determination of the Company Working Capital Amount.

“Confidential Information” shall mean all secrets, confidential information, confidential customer lists, confidential supplier information, source code and all other confidential or secret data of or pertaining to the Company or to any Affiliate of the Company, their respective businesses or financial affairs or products that is not and has not become ascertainable or obtainable by third parties from public or published information, or by other legitimate and lawful means.

“Contaminants” shall have the meaning set forth in Section 3.12(e).

“Contract” shall mean any contract, lease, license, sales order, purchase order, agreement, indenture, mortgage, guaranty, note, bond, warrant or instrument or obligation, arrangement or commitment, including all amendments thereto, whether oral or in writing.

“Damage” or “Damages” shall mean any and all damages pursuant to Section 249 et seq. BGB, including liabilities, losses, costs, claims, damages, penalties and expenses (including reasonable attorneys’ fees and expenses and costs of investigation and litigation). Damage or

Damages shall expressly not include indirect or consequential damages (Folgeschäden), goodwill, loss of profits (entgangener Gewinn), internal administration or overhead costs and expenses of Purchaser or any arguments that the Purchase Price was calculated upon incorrect assumptions; provided, however, that Damages shall include all damages of any nature awarded to a third party (including incidental, consequential, special and punitive damages) and enforceable against any Purchaser Indemnified Party or any of their respective assets.

“DIS” means the German Arbitration Institute.

“Enforceability Limitations” shall have the meaning set forth in Section 3.2.

“Environmental Law” shall mean any Law that imposes liability or standards of conduct concerning discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants or hazardous or toxic wastes, substances or materials.

“Environmental Permit” shall mean any Permit required by or pursuant to any applicable Environmental Law.

“Escrow Agreement” shall mean the escrow agreement entered into as of the date hereof between Purchaser, each Founder and the acting notary, substantially in the form attached hereto as Exhibit B.

“Estimated Transaction Expenses” shall mean an amount equal to EUR 525,342.05.

“EUR” or numbers preceded by the symbol “€” shall mean amounts in Euro.

“Financial Statements” shall mean the unaudited financial statements of the Company and the Subsidiaries as of December 31, 2006 and, except in the case of Mapsolute Finland Oy, December 31, 2005, which are included in Schedule 1.1A.

“Founders” shall mean each of Alexander Wiegand and Thomas Golob.

“Fundamental Warranties” shall mean a representation or warranty in Sections  3.1, 3.2, 3.4, 3.23, 4.1, 4.2, 4.3 and 4.5.

“German Accounting Rules” shall mean all German accounting rules in accordance with the Handelsgesetzbuch (HGB) and generally accepted accounting principles in Germany.

“Governmental Authority” shall mean any (i) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (ii) any subdivision, agent, commission, board, or authority of any of the foregoing or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

“Hazardous Substance” shall mean any material or substance which (i) constitutes a hazardous substance, toxic substance or pollutant (as such terms are defined by or pursuant to any Environmental Law) and (ii) is regulated or controlled as a hazardous substance, toxic substance, pollutant or other regulated or controlled material, substance or matter pursuant to any Environmental Law.

“Holdback Agreements” shall mean the holdback agreements entered into as of the date hereof between Purchaser and each Founder, copies of which are attached hereto as Exhibits C and D.

“Holdback Amount” shall have the meaning set forth in Section 2.3.

“Holdback Release Date” shall mean the dates on which parts of the Holdback Amount shall be paid out as set forth in Sections 2.4 (a) and (b).

“Indebtedness” shall mean all indebtedness for borrowed money, whether current or funded, or secured or unsecured, including (i) all indebtedness of any such Person for the deferred purchase price of property or services (including any liabilities under the purchase agreement for the Treasury Share), (ii) all indebtedness of any such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iii) all indebtedness of any such Person secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such mortgage or Lien, (iv) all the obligations under leases for activated fixed assets which shall have been or are required to be, in accordance with German Accounting Rules, recorded as capital leases in respect of which such Person is liable as lessee, (v) all interest (except any interest relating to periods after the Closing Date which need to be reserved for), fees, penalties (including pre-payment penalties) other expenses owed (or to be owed in connection with the repayment thereof) with respect to the indebtedness referred to above insofar as such interest relates to periods before the Closing Date and (vi) all indebtedness referred to above that is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. The determination of the amounts included in the calculation of Indebtedness shall be in accordance with German Accounting Rules. Further, no Transaction Expenses, obligations under leases that are characterized as operating leases in accordance with German Accounting Rules or amounts included in the definition of Company Working Capital Amount shall be included in any determination of Indebtedness.

“Indemnified Person” shall mean the Person or Persons entitled to, or claiming a right to, indemnification under Article VI.

“Indemnifying Person” shall mean the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article VI.

“Individual Seller Warranties” shall mean a representation or warranty in Sections 3.2 and 3.4(a) and (d).

“Intellectual Property” shall mean, collectively, (i) all inventions, improvements, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, and extensions of any patent or patent application), industrial designs and applications for registration of industrial designs, including all rights, to the extent permitted by Law, to file corresponding applications in any country in the world; (ii) all trade secrets, know-how and confidential or proprietary information, whether patentable or unpatentable, including technologies in development, computer programs and other computer software (including software systems and applications), Web sites, domains, domain names and related software, user interfaces, topographies, source code, object code, algorithms, display screens, layouts, development tools, instructions, templates, evaluation software and hardware, formulae and information, manufacturing, engineering, and other drawings and manuals, recipes, technology, processes, designs, lab journals, notebooks, schematics, data, plans, blue prints, research and development reports, agency agreements, technical information, technical assistance, engineering data, design and engineering specifications, and similar materials recording or evidencing expertise or information, including those related to products under development, and further including any rights as permitted by law to obtain patents thereon in any country in the world; (iii) all trademarks, service marks and trade dress (whether registered, unregistered or existing at common law), Internet domain names, business names and trade names, trademark registrations and applications, including the goodwill associated therewith, and copyrights (registered and unregistered) and (iv) all other intellectual property rights of any nature.

“Law” shall mean any law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, license, authorization, opinion, agency requirement or permit of any Governmental Authority or common law.

“Leased Real Property” shall have the meaning set forth in Section 3.9(b).

“Letter of Intent” shall mean that certain letter of intent identified on Schedule 3.13(e)(ii).

“Licensed Intellectual Property” shall have the meaning set forth in Section 3.12.

“Lien” shall mean any lien (except for any lien for Taxes not yet due and payable), mortgage, charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance.

“Major Customers” shall have the meaning set forth in Section 3.22(a)(i).

“Major Suppliers” shall have the meaning set forth in Section 3.22(a)(ii).

“Material Adverse Effect” shall mean an effect on the business, operations, results of operations, condition (financial or otherwise) or prospects of the Company and the Subsidiaries taken as a whole that is material and adverse, excluding matters that are general, industry-wide developments not specifically relating to or disproportionately affecting the Company or any Subsidiary.

“Minority Sellers” shall mean all Sellers except for the Founders.

“Owned Intellectual Property” shall have the meaning set forth in Section 3.12.

“Permit” shall mean any permit, license, approval, tariff, authorization, certificate, variance, or other authorization required or granted by any Governmental Authority and any applications for the foregoing.

“Permitted Liens” shall mean (i) Liens for Taxes that are not yet delinquent or that are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with German Accounting Rules; (ii) workers’, mechanics’, materialmen’s, repairmen’s, suppliers’, carriers’ or similar Liens arising in the ordinary course of business with respect to obligations that are not yet delinquent or that are not material and are being contested in good faith by appropriate proceedings; (iii) Liens encumbering the landlord’s interest in the Leased Real Property; (iv) covenants, zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use of such real property, leases or leasehold estates; and (v)  those Liens set forth in Schedule 3.7 and designated as “Permitted Liens”, but not including any liens, security interests or pledges held by any lender as security for borrowed money or for any guaranty of the obligations of any party.

“Person” shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association or other entity.

“Pre-Closing Tax Period”  means any Tax period ending on or before the close of business on the Closing Date or, in the case of any Tax period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.

“Preliminary P&L” shall mean the preliminary profit and loss statements of the Company and each of the Subsidiaries, on a non-consolidated basis, each as of July 31, 2007, attached hereto as Schedule 3.5(c).

“Preparation Date” shall have the meaning set forth in Section 3.5(c).

“Proportionate Share” shall mean, with respect to any Seller, such Seller’s proportion of (i) the Purchase Price (or the Closing Payment, as the case may be), as set forth opposite such Seller’s name on Exhibit A, or (ii) any costs that relate to the transactions contemplated by this Agreement and the Related Agreements, as the case may be.

“Purchase Price” means EUR 28,024,000.65.

“Purchase Price Adjustment” shall have the meaning set forth in Section 2.5.

“Purchaser” shall have the meaning set forth in the first paragraph of this Agreement.

“Purchaser Indemnified Parties” shall mean Purchaser, its Affiliates (including, from and after the Closing Date, the Company), and their respective officers, directors, members, employees, agents and representatives.

“Real Property Leases” shall have the meaning set forth in Section 3.9(b).

“Related Agreements” shall mean any Contract that is entered into on the Closing Date or otherwise pursuant to this Agreement, including the Escrow Agreement, the Termination of Phantom Stock Entitlement, the Holdback Agreements and any other agreements relating to each Founder’s employment with the Company or the Purchaser. The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements” or another similar expression.

“Schedules” shall mean the collection of all schedules to this Agreement.

“Seller” or “Sellers” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Indemnified Parties” shall mean the Sellers, their Affiliates, and their respective officers, directors, members, employees, agents and representatives.

“Sellers’ Representatives” shall have the meaning set forth in Section 8.1(a).

“Sellers’ Warranties” shall have the meaning set forth in the preamble to Article III.

“Settlement Agreement” shall mean that certain settlement agreement identified on Schedule 3.13(e)(ii).

“Settlement Payment” shall mean the payment of EUR 138,060 that the Company is obligated to pay the counterparty under the Settlement Agreement pursuant to Section 4 thereto.

“Shares” shall have the meaning set forth in the preamble to this Agreement.

“Subsidiaries” shall mean each of the entities set forth in Schedule 3.4.

“Taxes” shall mean all income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value-added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” shall mean any report, return or other information required to be supplied to a Governmental Authority in connection with any Taxes.

“Tax Statute of Limitations Date” shall mean the close of business on the 180th day after the date of the final, non-appealable assessment concerning the respective Tax (or if such date is not a Business Day, the next Business Day).

“Tax Warranty” shall mean a representation or warranty in Section 3.18.

“Termination of Phantom Stock Entitlement” shall mean the termination of phantom stock entitlement in a form reasonably satisfactory to Purchaser entered into as of the date hereof by the Company and each of Messrs. Huck and Rolf that evidences the discharge of Messrs. Huck and Rolf under each of their phantom stock entitlements with the Company.

“Transaction Expenses” shall have the meaning set forth in Section 8.2.

“Treasury Share” shall have the meaning set forth in the preamble to this Agreement.

“Unresolved Portion” shall have the meaning set forth in Section 2.4(a).

1.2                         Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to Articles, Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of, or Exhibit or Schedule to, this Agreement.

ARTICLE II

SALE AND PURCHASE OF SHARES

2.1                         Sale and Purchase. Pursuant to the terms and conditions of this Agreement, each Seller hereby sells the Shares in the total nominal amount set forth opposite such Seller’s name on Exhibit A to Purchaser free and clear of all Liens. Purchaser hereby purchases such Shares from each Seller, pursuant to the terms and conditions of this Agreement. Sellers herewith transfer the Shares with effect in rem together with all rights and obligations including the right to receive all dividends and distributions declared, made or paid on or after the date hereof subject to and under the condition precedent (aufschiebende Bedingung) of (a) payment of the Closing Payment to the Sellers’ Representatives in accordance with Section 2.2 and (b) deposit into escrow of the Holdback Amount in accordance with Section 2.3. Purchaser herewith accepts the transfer in accordance with the foregoing sentence.

2.2                         Closing Payment. Subject to the terms and conditions of this Agreement, in consideration for the sale and transfer to Purchaser of the Shares by Sellers, Purchaser shall, upon execution of this Agreement and the Related Agreements, pay to Sellers’ Representatives in same-day funds by wire transfer to a single account specified by the Sellers’ Representatives, an aggregate amount equal to EUR 23,524,000.65 (the “Closing Payment”). The Sellers’ Representatives shall immediately upon receipt of the Closing Payment pay to each Minority Seller such Minority Seller’s Proportionate Share of the Purchase Price (less a Proportionate Share of the costs of the transaction). The Closing Payment, when paid in the manner provided in this Section 2.2, shall fully discharge and satisfy (i) the Proportionate Share of the Purchase Price for each Minority Seller and (ii) the Proportionate Share of the Purchase Price for the Founders less the Holdback Amount.

2.3                         Holdback Amount. Subject to the terms and conditions of this Agreement and the Related Agreements, Purchaser shall, upon execution of this Agreement and the Related Agreements, deposit an aggregate amount equal to EUR 4,500,000 (the “Holdback Amount”) into escrow of the acting notary. The Holdback Amount shall be used for:

(a)                                  effecting the payment and discharge of any obligations of Founders to pay any Damages as set forth in Article VI;

(b)                                 any payment by Sellers to Purchaser for any Purchase Price Adjustment; and

(c)                                  any payment to Purchaser pursuant to Section 2(d) of each of the Holdback Agreements.

2.4                         Release of Holdback Amount.

(a)                                  Subject to the terms and conditions of this Agreement and the Related Agreements, on the date that is eighteen (18) months after the Closing Date and on each of the second and third anniversary of the Closing Date, the acting notary shall pay to each Founder from the Holdback Amount an amount equal to such Founder’s proportionate share of (i) EUR 750,000, minus (ii) such Founder’s proportionate share of all prior amounts distributed to Purchaser (or a Purchaser Indemnified Party, as the case may be) pursuant to Section 2.3, minus (iii) such Founder’s proportionate share of any amounts necessary (as determined by Purchaser in its reasonable judgment by way of written notice to the notary) to satisfy any pending or potential claims theretofore asserted by any Purchaser Indemnified Party pursuant to Article VI (such amounts relating to such pending or potential claims are collectively referred to hereinafter as the “Unresolved Portion”).

(b)                                 On the date that is eighteen (18) months after the Closing Date, the acting notary shall pay to each Founder from the Holdback Amount (to the extent available) an amount equal to such Founder’s proportionate share of (i) EUR 2,250,000, minus (ii) such Founder’s proportionate share of all prior amounts distributed to Purchaser (or a Purchaser Indemnified Party, as the case may be) pursuant to Section 2.3, minus (iii) such Founder’s proportionate share of any Unresolved Portion.

(c)                                  Any reductions to the Holdback Amount in accordance with Sections 2.4(a)(ii) and 2.4(b)(ii) shall be deducted only once. Should a portion of the Holdback Amount be retained by Purchaser pursuant to the terms of one of the Founder’s Holdback Agreements, such amount shall only be withheld from the Founder to which such Holdback Agreement relates.

(d)                                 If there is an Unresolved Portion of the Holdback Amount as of a Holdback Release Date, the acting notary shall continue to retain such Unresolved Portion from and after the Holdback Release Date until the resolution and settlement of such pending claims giving rise to the Unresolved Portion. Following the final resolution and settlement of all such pending claims, the acting notary shall pay to each Founder such Founder’s proportionate share of the balance, if any, of the Holdback Amount, together with any interest accrued on the escrow account from the Closing Date to and including the date of payment of such balance.

2.5                         Purchase Price Adjustment. The “Purchase Price Adjustment” shall be an amount equal to the Transaction Expenses minus the Estimated Transaction Expenses. Within ninety (90) days after the date hereof (a) if the Purchase Price Adjustment calculated in accordance with this Section 2.5 is a positive number, Purchaser shall be entitled to retain the amount of such Purchase Price Adjustment from the Holdback Amount or (b) if the Purchase Price Adjustment calculated in accordance with this Section 2.5 is a negative number, Purchaser shall pay to Sellers’ Representatives an amount equal to the absolute value of such Purchase Price Adjustment.

2.6                         Payments. All payments made hereunder shall be made in accordance with Section 8.4 and to such account or accounts as the receiving party shall designate in writing to the paying party at least two Business Days prior to the payment thereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as disclosed in this Agreement, its Schedules or the Related Agreements, it being understood that each Schedule to this Agreement shall list all items applicable to such Schedule (but that any item disclosed under any of the Schedules shall be deemed to be disclosed for all purposes under this Agreement to the extent that the relevance of such disclosure is reasonably apparent), Founders jointly and severally hereby represent and warrant to Purchaser by means of an independent promise of guarantee (selbständiges Schuldversprechen) within the meaning of Sec. 311 BGB that as of the date hereof (unless the provisions set forth below provide for otherwise) the representations and warranties given by Founders and Sellers in this Article III (collectively, the “Sellers’ Warranties”) are true and accurate as of the Closing Date. Further, except as disclosed in this Agreement, its Schedules or the Related Agreements, it being understood that each Schedule to this Agreement shall list all items applicable to such Schedule (but that any item disclosed under any of the Schedules shall be deemed to be disclosed for all purposes under this Agreement to the extent that the relevance of such disclosure is reasonably apparent), the Minority Sellers individually (and not jointly and severally (keine Gesamtschuld)) hereby only represent and warrant to Purchaser by means of an independent promise of guarantee (selbständiges Schuldversprechen) within the meaning of Sec. 311 BGB as of the date hereof (unless the provisions set forth below provide for otherwise) that the Individual Seller Warranties with regard to the Share(s) sold by such Minority Seller are true and accurate as of the Closing Date.

For the avoidance of doubt, (i) the Sellers’ Warranties shall not be considered a guarantee within the meaning of Section 444 BGB second alternative and (ii) the Individual Seller Warranties are only given by each Seller with respect to the Shares sold by such Seller.

3.1                         Due Incorporation; Subsidiaries.

(a)                                  The Company and each Subsidiary is a company duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction set forth opposite its name in Schedule 3.1. The Company and each Subsidiary is licensed or qualified to do business and, if applicable, is in good standing as a foreign company in each jurisdiction where the nature of the business conducted or properties owned, leased or operated by it require such licensing or qualification. Such jurisdictions are listed in Schedule 3.1.

(b)                                 Except as set forth in Schedule 3.1, the Company does not directly or indirectly own any shares of capital stock or any other security issued by any Person and does not hold any direct or indirect economic, voting or management interest in any Person.

(c)                                  True, correct and complete copies of the applicable formation documents of the Company and each Subsidiary have been made available to Purchaser.

(d)                                 True, correct and complete copies of all minutes of all meetings (or written consents in lieu of meetings) of the board of directors (including where applicable, management boards and supervisory boards as well as all committees thereof) and stockholders (or the corresponding governing body, if any, and equity holders) of the Company and each Subsidiary have been made available to Purchaser.

3.2                         Due Authorization. The Company and each Seller have all requisite powers and authority to enter into this Agreement and their respective Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company and each Seller of this Agreement and their respective Related Agreements, and the consummation by the Company and each Seller of the transactions contemplated hereby and thereby, have been duly and validly approved by the Company and each Seller and no other actions or proceedings on the part of the Company or any Seller are necessary to authorize this Agreement, their respective Related Agreements and the transactions contemplated hereby and thereby. The Company and each Seller have duly and validly executed and delivered this Agreement and have duly and validly executed and delivered its Related Agreements. Assuming due authorization, execution and delivery of this Agreement and its Related Agreements by the other parties hereto and thereto, this Agreement constitutes a legal, valid and binding obligation of the Company and each Seller, and each of its respective Related Agreements constitute legal, valid and binding obligations of the Company and each Seller (as applicable), in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies and by principles of equity (collectively, “Enforceability Limitations”).

3.3                         Merger Control; No Conflicts.

(a)                                  The combined consolidated worldwide turnover of the Company and its Subsidiaries in 2006 was less than EUR 10,000,000. None of the controlling shareholders of the Company controls individually or jointly, directly or indirectly, any other Person or undertaking whether by virtue of holding shares, stock, partnership interests or other forms of interest, by virtue of contractual arrangements or otherwise.

(b)                                 Except for antitrust and merger control filings, no consent, authorization or approval of, or filing or registration with, any Governmental Authority is necessary in connection with the execution, delivery or performance by the Company and each Seller of this Agreement or any of its respective Related Agreements or the consummation by the Company and each Seller of the transactions contemplated hereby or thereby. Except for antitrust and merger control filings, the execution, delivery and performance by the Company and each Seller of this Agreement and its respective Related Agreements, and the consummation by the Company and each Seller of the transactions contemplated hereby and thereby, do not and will not (i) violate any Law applicable to or binding on any Seller, the Company, any Subsidiary or any of their respective assets; (ii) unless disclosed in this Agreement, its Schedules or the Related Agreements, violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets of any Seller, the Company or any Subsidiary under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which any Seller, the Company or any Subsidiary is a party or by which any Seller, the Company or any Subsidiary, or any of their respective assets, are bound; (iii) unless disclosed in this Agreement, its Schedules or the Related Agreements, permit the acceleration of the maturity of any Indebtedness of any Seller, the Company or any Subsidiary or Indebtedness secured by their respective assets or (iv) violate or conflict with any provision of any of the organizational documents of any Seller, the Company or any Subsidiary.

3.4                         Title to Shares; Capitalization.

(a)                                  The nominal share capital of the Company amounts to € 65,250 and is divided into the Shares and the Treasury Share. The Shares sold by each Seller (i) are duly authorized, validly issued, fully paid and nonassessable and (ii) are free of preemptive rights. All contributions to the share capital (Aufbringung des Stammkapitals) have been duly made and no repayment (directly or indirectly) of the registered share capital (Stammkapital) has been made. Each Seller is the owner of the Shares set forth opposite such Seller’s name on Exhibit A and sold by it, free and clear of any and all Liens. The Shares and the Treasury Share constitute all of the issued securities and capital stock of the Company.

(b)                                 Schedule 3.4 sets forth for each Subsidiary, where applicable, the classes and amounts of its authorized capital stock or other equity interests, the amount of its issued or outstanding capital stock or other equity interests and the record and beneficial owners of its issued capital stock or other equity interests. Except as set forth in Schedule 3.4, there are no equity interests of any Subsidiary issued, reserved for issuance or outstanding. All of the issued equity interests of the Subsidiaries have been duly authorized and validly issued in accordance with applicable Law and are fully paid or credited as fully paid and non-assessable.

(c)                                  Except as set forth in Schedule 3.4 or as otherwise disclosed in this Agreement, there are no shares of capital stock or other security (whether or not such security has voting rights) of the Company or any Subsidiary issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating any Seller, the Company or any Subsidiary, or obligating any Seller to cause the Company or any Subsidiary, to issue, transfer or sell, or cause the issuance, transfer or sale of, any shares of capital stock or other security (whether or not such security have voting rights) of the Company or any Subsidiary. Except as set forth in Schedule 3.4, there are no outstanding contractual obligations of any Seller, the Company or any Subsidiary that relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any shares of capital stock or other security of the Company or any Subsidiary. All share premiums have been duly made by Sellers (Aufgelder und sonstige Zuzahlungen). Except for Sellers’ rights as holders of Shares, except for employee benefit plans or bonus arrangements disclosed pursuant to Section 3.16 and except pursuant to agency agreements, distribution agreements and advertising agreements disclosed in the Schedules hereto, no Person has any right to participate in, or receive any payment based on any amount relating to, the revenue, income, value or net worth of the Company or the Subsidiaries or any component or portion thereof, or any increase or decrease in any of the foregoing; in particular, no silent partnership agreements exist.

(d)                                 The execution of this Agreement by Sellers and Purchaser, due payment of the Closing Payment in accordance with Section 2.2 and deposit of the Holdback Amount into escrow in accordance with Section 2.3 will be sufficient to transfer to Purchaser good and marketable title in all of the Shares, free and clear of all Liens. Each Seller has full power and authority to convey good and marketable title to all of the Shares, and Purchaser will receive good and marketable title to such Shares, free and clear of all Liens.

3.5                         Financial Statements; Undisclosed Liabilities.

(a)                                  The Financial Statements (i) have been prepared, in the case of the Company, in accordance with German Accounting Rules and, in the cases of the

Subsidiaries, in accordance with applicable local accounting rules, in each case consistently applied; (ii) are true, complete and correct and (iii) present fairly the financial position of the Company or the applicable Subsidiary as of the date thereof on a non-consolidated basis. The Financial Statements are in accordance with the books and records of the Company and the Subsidiaries.

(b)                                 Except as set forth in the balance sheets of the Company and the Subsidiaries as of December 31, 2006 included in the Financial Statements, neither the Company nor any Subsidiary had, as of December 31, 2006, any liabilities, debts, claims or obligations, whether accrued, absolute, contingent, unasserted or otherwise.

(c)                                  Each Preliminary P&L has been prepared in good faith based on all information available to the Company or the respective Subsidiary at the time of its preparation on October 15, 2007 (the “Preparation Date”) and in conformity with past practice. The revenues (Umsatz) reflected in each Preliminary P&L include invoices to customers that may also relate to services to be provided in periods after July 31, 2007. Further, invoices from suppliers, including without limitation, data suppliers, will have to be booked into the period covered by the Preliminary P&L, but have not yet been booked as they were not yet available on the Preparation Date.

(d)                                 Unless disclosed in this Agreement, its Schedules or the Related Agreements, since December 31, 2006, neither the Company nor any Subsidiary has incurred any liabilities, debts or obligations, whether accrued, absolute, contingent, unasserted or otherwise of a nature required by German Accounting Rules to be reflected on the balance sheet of the Company or Subsidiaries or in the notes thereto, other than liabilities incurred in the ordinary course of business and consistent with past practice (excluding guarantees of third party obligations and off-balance sheet arrangements).

(e)                                  The total of the Company Working Capital Amount as of the Closing Date minus the Indebtedness of the Company as of the Closing Date is not less than negative EUR 445,000 (-€445,000). The Estimated Transaction Expenses are the Founders’ reasonable estimates of such amounts and were calculated by the Founders in good faith. Notwithstanding anything that is disclosed in this Agreement, its Schedules or the Related Agreements, under the agreement identified on Schedule 3.5(e), the Gross Margin (as defined therein) does not exceed EUR 200,000.

3.6                         No Adverse Effects or Changes. Except as set forth in Schedule 3.6, since December 31, 2006, neither the Company nor any Subsidiary has:

(a)                                  suffered any event or events which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(b)                                 suffered any damage, destruction or loss in excess of €35,000 to any of its assets whether or not covered by insurance;

(c)                                  sold, transferred, conveyed or otherwise disposed of, or encumbered with any Lien (other than Permitted Liens), any asset or property having an individual book value in excess of €35,000, except sales of inventory in the ordinary course of business and consistent with past practice;

(d)                                 made any changes in its accounting systems, policies, principles or practices;

(e)                                  entered into, authorized or permitted any transaction with any Seller or any Affiliates of any Seller;

(f)                                    authorized for issuance, issued, sold or delivered, or agreed or committed to issue, sell or deliver, any shares of its capital stock or any other securities of the Company or any Subsidiary, or amended any of the terms of any such capital stock or other securities; no shareholders resolutions have been passed that are not registered in the respective commercial registers, if applicable;

(g)                                 incurred any obligation or entered into any Contract that either required a payment by any party in excess of, or a series of payments which in the aggregate exceed, €35,000 or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of €35,000, in each case other than customer agreements entered into in the ordinary course of business;

(h)                                 split, combined or reclassified any shares of capital stock, declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of capital stock or other securities, or redeemed or otherwise acquired any capital stock or securities of the Company or any Subsidiary;

(i)                                     made any borrowings or incurred any debt (other than trade payables and bank loans incurred in the ordinary course of business and consistent with past practice), or assumed, guaranteed, endorsed (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business and consistent with past practice) or otherwise become liable (whether directly, contingently or otherwise) for any obligations of any other Person or  made any payment or repayment in respect of any Indebtedness (other than trade payables and bank loans and accrued expenses in the ordinary course of business and consistent with past practice);

(j)                                     made any loans, advances or capital contributions to, or investments in, any other Person;

(k)                                  entered into, adopted, amended or terminated any bonus, profit sharing, compensation, termination, stock option, stock appreciation right,

restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan or fund for the benefit or welfare of any director, officer or employee, or increased in any manner the compensation or benefits of any director, officer or employee not required by any existing plan or arrangement, or entered into any Contract to do any of the foregoing;

(l)                                     acquired or leased any assets outside the ordinary course of business and consistent with past practice or any assets which are material to the Company or any Subsidiary;

(m)                               paid any amount, performed any obligation or agreed to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of liability against the Company, any Subsidiary or any of their respective directors, officers or employees;

(n)                                 waived, released or cancelled any claims against third parties or debts owing to it, or any rights which have any value;

(o)                                 entered into any other Contract other than in the ordinary course of business and consistent with past practice;

(p)                                 made any Tax election or settled or compromised any federal, state, provincial, local or foreign Tax liability, or waived or extended the statute of limitations in respect of any such Taxes; or

(q)                                 terminated, modified, amended or otherwise altered or changed any of the terms or provisions of any Contract, or paid any amount not required by Law or by any Contract.

3.7                         Title to and Sufficiency of Assets.

(a)                                  Except as set forth in Schedule 3.7 or as otherwise disclosed in this Agreement, the Company and each Subsidiary has good and marketable title to, and is the lawful owner of, (i) all of the tangible and intangible assets, properties and rights used in connection with their respective businesses and (ii) all tangible and intangible assets, properties and rights reflected in the Financial Statements (other than assets leased and assets disposed of in the ordinary course of business since December 31, 2006), free and clear of any Lien other than Permitted Liens.

(b)                                 The Company and each Subsidiary either owns, leases, licenses or otherwise has the right to use all of the assets, properties and rights currently used by the Company or any of the Subsidiaries in the conduct of their respective businesses and all such assets, properties and rights are sufficient for the conduct of such businesses as conducted as of the date of this Agreement.

3.8                         Condition of Assets. Except as disclosed in Schedule 3.8 or otherwise disclosed in this Agreement, all of the tangible assets of the Company and the Subsidiaries currently used in their respective businesses, whether real or personal, owned or leased, are in good operating condition and repair (with the exception of normal wear and tear) for the purposes of the Company’s and the Subsidiary’s business as conducted as of the date of this Agreement.

3.9                         Real Property.

(a)                                  Neither the Company nor any of its Subsidiaries owns any real property.

(b)                                 Schedule 3.9  includes a true, accurate and complete list of all real estate held by the Company or any Subsidiary under real property leases (the “Leased Real Property”), and all leases covering the Leased Real Property to which the Company or any Subsidiary is party (the “Real Property Leases”). The Company has made available to Purchaser true and complete copies of all Real Property Leases.

(c)                                  All of the Real Property Leases are in full force and effect, valid and enforceable against the Company or the Subsidiary which is party thereto, and against the other parties thereto, in accordance with their respective terms, except as such enforceability may be limited by Enforceability Limitations. Neither the Company nor any Subsidiary has received any notice of any default under any Real Property Lease and, to the knowledge of the Founders, there is no default under any Real Property Lease by any other party thereto.

3.10                   Tangible Personal Property. Schedule 3.10 sets forth an accurate and complete list as of December 31, 2006 of all tangible personal property owned by the Company or any Subsidiary and having an individual book value in excess EUR 10,000.00. Schedule 3.10 also sets forth an accurate and complete list of each lease of tangible personal property having aggregate minimum lease payments in excess of EUR 10,000.00 binding upon the Company or any Subsidiary. The Company has made available to Purchaser true and complete copies of all such leases.

3.11                   Accounts Receivable. Schedule 3.11 contains an accurate and complete aging schedule as of October 18, 2007 of all accounts receivable due to the Company or any Subsidiary resulting from goods sold or services provided by the Company or any Subsidiary (“Accounts Receivable”) and all loans and advances by the Company or any Subsidiary to third parties. Except as set forth in Schedule 3.11, each of the Accounts Receivable represents a bona fide sale made or service provided in the ordinary course of business.

3.12                   Intellectual Property. Schedule 3.12 is an accurate and complete list of all Intellectual Property owned by the Company or any Subsidiary (the “Owned Intellectual Property”), all Intellectual Property licensed to the Company or any Subsidiary (the “Licensed Intellectual Property”) and all Contracts to which the Company or any Subsidiary is a party that provides for the license of Owned Intellectual Property or Licensed Intellectual Property (excluding licenses granted by the Company or a Subsidiary to customers in the ordinary course of business and on terms that are substantially similar to the Company’s standard terms).

(a)                                  Except as disclosed in Schedule 3.12:

(i)                                             all of the right, title and interest in the Owned Intellectual Property is owned by the Company or a Subsidiary free and clear of all Liens, and is not subject to any license (excluding licenses granted by the Company or a Subsidiary to customers in the ordinary course of business and on terms that are substantially similar to the Company’s standard terms), royalty or other agreement to which the Company or a Subsidiary is party, and neither the Company nor any Subsidiary has granted any license (excluding licenses granted by the Company or a Subsidiary to customers in the ordinary course of business and on terms that are substantially similar to the Company’s standard terms) or agreed to pay or receive any royalty in respect of any Owned Intellectual Property;

(ii)                                          no open source or public library software, including any version of any software licensed pursuant to the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the Mozilla Public License (MPL), the Eclipse Public License (EPL), the BSD License or the Apache License, is in whole or in part, embodied or incorporated into any software product or any other Intellectual Property of the Company or any Subsidiary;

(iii)                                       none of the Owned Intellectual Property or the Licensed Intellectual Property is the subject of any pending litigation or claim of infringement or misappropriation against the Company or any Subsidiary for which process has been served on the Company or any Subsidiary and, to the knowledge of the Founders, none of the Owned Intellectual Property or the Licensed Intellectual Property is the subject of any threatened or pending litigation or claim of infringement or misappropriation for which process has not yet been served on the Company or any Subsidiary;

(iv)                                      no license or royalty agreement to which the Company or any Subsidiary is a party is in breach or default in any material respect by the Company or the applicable Subsidiary or the subject of any notice of termination given or threatened, and, to the knowledge of the Founders, no license or royalty agreement to which the Company or any Subsidiary is a party is in breach or default by any other party thereto;

(v)                                         the Owned Intellectual Property and the products and services produced and sold by the Company pursuant to the Owned Intellectual Property, any process, method, part, design, material or other Intellectual Property it employs, and the marketing and use by the Company of any such product, service or Intellectual Property, in each case do not, and immediately following the Closing Date will not, infringe any Intellectual Property or confidential or proprietary rights of any third party, and, to the knowledge of the Founders, the Company has not received any written notice contesting its right to use any such Intellectual Property or to market or sell such products or services;

(vi)                                      to the knowledge of the Founders (i) the Company has, and enforces, policies requiring each employee, vendor, consultant and contractor, in each case, which are or have been provided access to Confidential Information, to execute a confidentiality agreement and (ii) such employees, vendors, consultants and contractors have entered into valid and binding written agreements with the Company sufficient to vest title to all of the Owned Intellectual Property in the Company; and

(vii)                                   the Company and the Subsidiaries own or possess adequate rights in perpetuity in and to all Intellectual Property necessary to conduct their respective businesses as presently conducted, and the Company’s rights in all such Intellectual Property shall be valid and enforceable immediately after the Closing Date.

(b)                                 Except as disclosed in Schedule 3.12, within the past three years, neither the Company nor any of the Subsidiaries have asserted or threatened in writing any material claim against any Person alleging any infringement, misappropriation or violation of any Owned Intellectual Property.

(c)                                  The Company and its Subsidiaries within Europe (excluding Russia and Turkey), the United States and Canada and, to the knowledge of the Founders, in other parts of the world, have complied in all material respects with all applicable Laws relating to privacy, personal data protection and the collection, processing and use of personal information and have not violated any right to privacy or publicity of any third party. The operation of the Company and its Subsidiaries as currently conducted does not constitute unfair competition or trade practices under the Laws of any jurisdiction within Europe (excluding Russia and Turkey), the United States and Canada and, to the knowledge of the Founders, in other parts of the world in which the Company and its Subsidiaries currently do business. The Company and its Subsidiaries have complied in all material respects with their respective internal privacy policies and guidelines, if any, relating to privacy, personal data protection, and the collection, processing and use of personal information.

(d)                                 No license or royalty agreement to which the Company or any Subsidiary is a party is in breach or default by any party thereto or subject of any notice of termination given or threatened, and the consummation of the transactions contemplated by this Agreement will not result in any such breach or default or give rise to any termination right, and no Contract to which the Company or any of its Subsidiaries is a party will require, based upon this Agreement, the Related Agreements or the transactions contemplated hereby or thereby (including any assignment of any such Contract by operation of law as a result of such transactions): (i) Purchaser or any of Purchaser’s Affiliates (including, from and after the Closing Date, the Company) to grant to any third person any incremental right to any non-assertion or similar obligation under any Owned Intellectual Property, (ii) Purchaser or any of Purchaser’s Affiliates (including, from and after the Closing Date, the Company) to be bound by, or to be subject to, any incremental non-compete or other incremental restriction on the operation or scope of their respective businesses, (iii) Purchaser or any of Purchaser’s Affiliates (including, from and after the Closing Date, the Company)

to pay any incremental royalties or other material amounts, or offer any material incremental discounts, to any third person, or (iv) Purchaser or any of Purchaser’s Affiliates (including, from and after the Closing Date, the Company) to be bound by a defensive suspension clause, grant a license, non-assert covenant or undertake any similar obligation in respect of Purchaser’s or Purchaser’s Affiliates’ Intellectual Property.

(e)                                  To the knowledge of the Founders, all material products of the Company and its Subsidiaries and all applicable material Owned Intellectual Property are free of: (i) any material defects, including any material error or omission in the processing capabilities of the products and (ii) any material unauthorized disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such material product of the Company or material Owned Intellectual Property (or any part thereof) or data or other software of users, excluding timing devices identified in the applicable licensing agreement (“Contaminants”).

(f)                                    The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures with respect to protecting their information technology systems used in connection with the operation of the Company and its Subsidiaries from Contaminants. To the knowledge of the Founders, there have been no successful material unauthorized intrusions or material breaches of the security of the information technology systems of the Company and its Subsidiaries. The Company and its Subsidiaries have implemented commercially reasonable security patches or upgrades that are generally available to the Company for the Company’s information technology systems where, in the Company’s reasonable judgment, such patches or upgrades are required.

3.13                   Contracts.

(a)                                  Schedule 3.13(a) is an accurate and complete list of all the Contracts of the following types to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound, or to which any of the Company’s or any Subsidiary’s assets are subject:

(i)                                             any Contract that requires, on or after the Closing Date, a payment by any party in excess of, or a series of payments that in the aggregate in the next three years exceed, €25,000.00 or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of €25,000.00;

(ii)                                          any collective bargaining agreement;

(iii)                                       any Contract with a sales representative, manufacturer’s representative, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities, or any Contract to act as one of the foregoing on behalf of any Person;

(iv)                                      any Contract pursuant to which the Company or any Subsidiary has made or will make loans or advances, or has or will have incurred Indebtedness for borrowed money or become a guarantor or surety or pledged its credit for or otherwise become responsible with respect to any undertaking of another Person (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);

(v)                                         any Contract involving a partnership, joint venture or other cooperative undertaking;

(vi)                                      any Contract involving any restrictions with respect to the geographical area of operations or scope or type of business of the Company or any Subsidiary or that requires the Company or any Subsidiary to deal exclusively with any third party;

(vii)                                   any power of attorney or Contract with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Company or any Subsidiary or the Company or any Subsidiary is granted the authority to act for or on behalf of any Person;

(viii)                                any Contract with an Affiliate;

(ix)                                        any Contract or arrangement of any kind with any employee (if not otherwise provided in this Agreement), officer or director of the Company or any Subsidiary or any of the respective Affiliates of such individuals, or any Contract or other arrangement of any kind with any Seller or an Affiliate of any Seller;

(x)                                           any Contract with any Governmental Authority;

(xi)                                        any Contract, whether or not fully performed, relating to any acquisition or disposition of the Company, any Subsidiary or any predecessor in interest of any of them, or any acquisition or disposition of any Subsidiary, division, line of business or real property;

(xii)                                     any Contract with the Major Customers and Major Suppliers of the Company other than those Contracts that are not material to the relationship with the applicable Major Customer or Major Supplier; and

(xiii)                                  any Contract that is not of a type listed above but that is otherwise material to the Company or the Subsidiary (as applicable) that is a party thereto (including any material Contract relating in whole or in part to Intellectual Property).

(b)                                 The Company has made available to Purchaser accurate and complete copies of each Contract listed in Schedules 3.12 and 3.13(a).

(c)                                  Except as set forth in Schedule 3.13(a), (i) each Contract listed or required to be listed on Schedule 3.13(a) is in full force and effect and constitutes a legal, valid and binding obligation of the Company or the Subsidiary (as applicable) that is party thereto and the other parties thereto, enforceable in accordance with its terms, subject to Enforceability Limitations, (ii) the Company is, and, to the knowledge of the Founders, no other party to such Contracts is, in breach of a material term thereof or default thereunder, (iii) no event has occurred with respect to the Company or, to the knowledge of the Founders, otherwise, which with notice or lapse of time would constitute a breach or default or would permit termination, modification or acceleration under such Contracts and (iv) as of the date hereof, no party to any such Contract has given the Company or any Subsidiary notice that it intends to terminate such Contract prior to the end of the current term of such Contract.

(d)                                 The Company has, prior to the date hereof, entered into and delivered to Purchaser a true, correct and complete copy of an amendment, to the Advertising Sales Agreement, dated November 28, 2005, between the Company and Welldone, in terms reasonably satisfactory to Purchaser and as set forth on Schedule 3.13(d).

(e)                                  Notwithstanding anything that is disclosed in this Agreement, its Schedules or the Related Agreements, there will be no liability or obligation of the Company, Founders or Sellers in excess of (i) EUR 175,000 arising from, related to or in connection with the matter identified on Schedule 3.13(e)(i) or (ii) EUR 138,060 arising from, related to or in connection with the Settlement Agreement or the Letter of Intent.

3.14                   Permits. Schedule 3.14 is an accurate and complete list of all material Permits (other than Environmental Permits) held by the Company or any Subsidiary. All such Permits are in full force and effect and neither the Company nor any Subsidiary has received any notice that any such Permit will be revoked or canceled. Except for the Permits listed in Schedule 3.14, there are no material Permits (other than Environmental Permits) that are necessary for the lawful operation of the businesses of the Company and the Subsidiaries.

3.15                   Insurance.

(a)                                  Schedule 3.15 contains an accurate and complete list of all policies of fire, liability, workers’ compensation, title and other forms of insurance owned or held by the Company or any Subsidiary, and the Company has made available to Purchaser accurate and complete copies of all such policies, other than policies relating to Benefit Plans. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Except as set forth in Schedule 3.15 or otherwise disclosed in this Agreement, neither the Company nor any Subsidiary has been refused any insurance with respect to its assets or operations, and its coverage has not been decreased by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last three (3) years.

(b)                                 Schedule 3.15 contains an accurate and complete list of all claims which have been made by the Company or any Subsidiary since January 1, 2005 under any workers’ compensation, general liability, property or other insurance policy applicable to the Company or any Subsidiary. Except as set forth in Schedule 3.15 or otherwise disclosed in this Agreement, there are no pending or threatened claims under any insurance policy.

3.16                   Employee Benefit Plans and Employment Agreements.

(a)           General. Except as listed in Schedule 3.16 or otherwise disclosed in this Agreement, neither the Company nor any Subsidiary is a party to or participates in:

(i)                                             any retirement or deferred compensation plan, incentive compensation plan, stock plan, performance shares or similar long term equity-based incentive plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program, early retirement plan or any other fringe benefit arrangements for any current or former employee or director, which does not constitute a Benefit Plan; or

(ii)                                          any employment agreement.

(b)                                 Plan Documents and Reports. A true and correct copy of each of the plans, arrangements and agreements listed in Schedule 3.16 (collectively, the “Benefit Plans”), each as in effect on the date hereof, has been made available to Purchaser.

(c)                                  Compliance With Laws; Liabilities. As to all Benefit Plans:

(i)                                             all Benefit Plans comply, and have been administered in compliance with all requirements of Law applicable thereto; and

(ii)                                          there are no actions, suits or claims (other than routine claims for benefits) pending or threatened, involving the Benefit Plans or the assets thereof.

(d)                                 Pension Liabilities. Neither the Company nor any Subsidiary maintains, contributes to or has any liability or contingent liability with respect to any employee pension benefit plan other than statutory social security contributions under mandatory law.

3.17                   Employment and Labor Matters.

(a)                                  Schedule 3.17 contains an accurate and complete list of the names and titles or job descriptions for all the employees of the Company and each Subsidiary. Seller has made available to Purchaser the current compensation as of September 1, 2007 for all the employees of the Company and each Subsidiary disclosed in Schedule 3.17. There is, and since January 1, 2005 there has been, no labor strike, labor dispute, concerted labor slow-down, work stoppage or other material labor difficulty pending or threatened against the Company or any Subsidiary. Except as set forth in Schedule 3.17, none of the employees of the Company or any Subsidiary is covered by any collective bargaining agreement, works council agreements or shop agreements, and, to the knowledge of the Founders, no attempt is currently being made, or since January 1, 2005 has been made, to organize any employees of the Company or any Subsidiary to form or enter a labor union or similar organization.

(b)                                 Except as set forth in Schedule 3.17, the Company and each Subsidiary has complied with all applicable Laws and regulations relating to the hiring and employment of employees, including those related to discrimination, harassment, wages, hours and collective bargaining, and neither the Company nor any Subsidiary is liable for any penalties or damages for failure to comply with any of the foregoing. There are no unfair labor practice claims or charges pending or threatened involving the Company or any Subsidiary. The Company and each Subsidiary have paid all wages, social security contributions and all other amounts due and payable in a timely manner, and have fulfilled all obligations (including financial obligations) imposed upon them in respect of all early retirement schemes and pensions plans.

(c)                                  No employee of the Company or any Subsidiary has given the Company or any such Subsidiary notice that he or she intends to leave his or her employment with the Company or any such Subsidiary as a result of the consummation of the transactions contemplated hereby or for any other reason.

(d)                                 Except as set forth in Schedule 3.17 or otherwise disclosed in this Agreement, the Company is not party to any Contract with any employee that provides for any severance pay, unemployment compensation, change of control pay or any other similar payment, and the consummation of the transactions contemplated by this Agreement will not entitle any current or former employee or director of the Company to such payment.

(e)                                  Except as set forth in Schedule 3.17, to the knowledge of the Founders, no employee of the Company has been employed by or performed consulting work for a competitor of the Company within the previous two (2) years.

3.18                   Taxes.

(a)                                  The Company and each Subsidiary has filed on a timely basis all Tax Returns as required by applicable Law on or before the Closing Date. Each

Tax Return is true, correct and complete in all material respects. All Taxes shown as due and owing on all such Tax Returns have been paid. Except as set forth in Schedule 3.18, neither the Company nor any Subsidiary has requested an extension of time within which to file any Tax Return in respect of any taxable year that has not since been filed. The Company and each Subsidiary have adequately provided for liabilities for all unpaid Taxes in the Financial Statements, which liabilities represent current Taxes not yet due and payable for the periods ending December 31, 2006 and December 31, 2005, as applicable, in accordance with German Accounting Rules. Schedule 3.18 sets forth identified tax risks that are deemed to be disclosed and the parties are in agreement that if these risks materialize, no warranty claim may be brought forward.

(b)                                 No federal, state, provincial, local or foreign audit or other administrative proceeding or court proceeding exists with regard to any Taxes or Tax Returns of the Company or any Subsidiary, except for usual and customary Tax audits. Neither the Company nor any Subsidiary has received any written notice that an audit or other administrative proceeding is pending or threatened with respect to any Taxes due from or with respect to the Company or any Subsidiary or any Tax Return filed by or with respect to the Company or any Subsidiary. Neither the Company nor any Subsidiary has granted or been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes.

(c)                                  All Tax deficiencies which have been claimed, proposed or asserted in writing against the Company or any Subsidiary have been fully paid or finally settled.

(d)                                 There are no Tax Liens (other than for Taxes not yet due and payable) upon the properties or assets of the Company or any Subsidiary.

(e)                                  Neither the Company nor any Subsidiary is subject to any Tax sharing agreement (other than with respect to payments specifically provided herein).

(f)                                    Neither the Company nor any Subsidiary has ever held United States real property or been a United States real property holding corporation within the meaning of Sections 897(c)(1) or (2), respectively, of the United States Internal Revenue Code of 1986.

(g)                                 Neither the Company nor any Subsidiary has received (or is subject to) any private ruling from any taxing authority or has entered into (or is subject to) any agreement with a taxing authority.

(h)                                 No hidden distribution of profits (verdeckte Gewinnausschüttungen) has been made by the Company prior to the Closing Date, and the consummation of the transactions contemplated by this Agreement and the Related Agreements, including the payment of the Transaction Expenses by the Company, will not lead to a hidden distribution of profits. It being understood that for purposes of this Section 3.18(h) only, in calculating Damages of Purchaser Indemnified Parties resulting from any breach of the representation contained in this Section 3.18(h), the repayment of any such hidden distribution shall be excluded from such Damages.

3.19                           No Defaults or Violations. Except as set forth in Schedule 3.19 or otherwise disclosed in this Agreement:

(a)                                  the Company and each Subsidiary is within Europe (excluding Russia and Turkey), the United States and Canada and, to the knowledge of the Founders, in all other parts of the world, in compliance in all material respects with all Laws applicable to or binding on it or any of its assets; and

(b)                                 since January 1, 2005, no notice from any Governmental Authority has been received by the Company or any Subsidiary claiming any violation by the Company or any Subsidiary of any Law.

3.20                   Environmental Matters. The Company and each Subsidiary is in compliance in all material respects with all applicable Environmental Laws and no written notice from any Governmental Authority has been received by the Company or any Subsidiary claiming that the Company is not in material compliance with any Environmental Law. To the knowledge of the Founders, there has been no release of any Hazardous Substance on any Leased Real Property.

3.21                   Litigation.

(a)                                  Except as set forth in Schedule 3.21, there are no actions, suits, arbitrations, proceedings, governmental investigations or other litigation or administrative actions pending or threatened against the Company, any Subsidiary or any of their respective officers, directors, employees or stockholders in their capacity as such or against any of their respective properties or businesses before any court or other Governmental Authority and, to the knowledge of the Founders, there are no facts or circumstances that may give rise to any of the foregoing. Except as set forth in Schedule 3.21, neither the Company nor any Subsidiary is subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority. Except as set forth in Schedule 3.21, neither the Company nor any Subsidiary has entered into any agreement to settle or compromise any pending or threatened proceeding against it that has involved any obligation other than the payment of money and for which the Company or any Subsidiary has any continuing obligation.

(b)                                 There are no claims, actions, suits, proceedings, governmental investigations or other litigation or administrative actions pending or, to the  knowledge of the Founders, threatened by or against any Seller, the Company or any Subsidiary with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby and, to the knowledge of the Founders, there is no valid basis for any such claim, action, suit, proceeding or investigation.

3.22                   Customers and Suppliers.

(a)                                  Schedule 3.22 sets forth a true, accurate and complete list:

(i)                                             of the twenty (20) largest customers of the Company in terms of revenue during each of the two most recently completed fiscal years and the portion of the current fiscal year prior to the date of this Agreement (collectively, the “Major Customers”), showing the total revenue received in each such period from each such customer; and

(ii)                                          of the ten (10) largest suppliers of the Company in terms of purchases during the two most recently completed fiscal years and the portion of current fiscal year prior to the date of this Agreement (collectively, the “Major Suppliers”), showing the total purchases in each such period from each such supplier.

(b)                                 Except as set forth in Schedule 3.22 or otherwise disclosed in this Agreement, since January 1, 2005, there has been no material adverse change in the business relationship, or material dispute, between the Company or any Subsidiary (as applicable) and any Major Supplier or any Major Customer, and there are no indications that any Major Customer or Major Supplier intends to reduce its purchases from, or sales to, respectively, the Company or any Subsidiary.

3.23                   Brokers. Except for broker or finder fees and expenses that are included in the Transaction Expenses, all of which fees and expenses shall be paid by Sellers, none of the Sellers, the Company or any Subsidiary used any broker or finder in connection with the transactions contemplated hereby, and neither Purchaser nor any Affiliate of Purchaser has or shall have any liability or otherwise suffer or incur any Damages as a result of, or in connection with, any brokerage or finder’s fee or other commission of any Person retained by any Seller, the Company or any Subsidiary in connection with this Agreement, the Related Agreements or any of the transactions contemplated hereby or thereby.

3.24                   No Conflict of Interest. No Seller or Affiliate of any Seller has or claims to have any direct or indirect interest in any tangible or intangible property used in the business of the Company or any Subsidiary, except as a holder of Shares or based on employment or other contracts disclosed in this Agreement. No Founder has any direct or indirect interest in any other Person that conducts a business similar to, has any Contract or arrangement with, or does business or is involved in any way with, the Company or any Subsidiary, except for the ownership of less than 1% of the outstanding stock of any publicly held corporation.

3.25                   Accuracy of Statements. Neither this Agreement, the  Related Agreements, nor any written schedule, exhibit, written statement, written list, document, certificate or other written information furnished or to be furnished by or on behalf of Sellers, the Company or any Subsidiary to Purchaser or any representative or Affiliate of Purchaser in connection with this

Agreement, the Related Agreements or any of the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers as follows:

4.1                         Due Incorporation. Purchaser is a private company with limited liability duly incorporated, validly existing and in good standing under the laws of The Netherlands, with all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as they are now being owned, leased, operated and conducted.

4.2                         Due Authorization. Purchaser has all requisite corporate power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and its Related Agreements, and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly and validly approved by its board of directors and no other corporate actions or proceedings on the part of Purchaser are necessary to authorize this Agreement, its Related Agreements and the transactions contemplated hereby and thereby. Purchaser has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered its Related Agreements. Assuming due authorization, execution and delivery of this Agreement and its Related Agreements by the other parties hereto and thereto, this Agreement constitutes a legal, valid and binding obligation of Purchaser and its Related Agreements constitute legal, valid and binding obligations of Purchaser, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by Enforceability Limitations.

4.3                         Consents and Approvals; Authority Relative to this Agreement.

(a)                                  No consent, authorization or approval of, or filing or registration with, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery or performance by Purchaser of this Agreement or any of its Related Agreements or the consummation by Purchaser of the transactions contemplated hereby or thereby.

(b)                                 The execution, delivery and performance by Purchaser of this Agreement and its Related Agreements, and the consummation by Purchaser of the transactions contemplated hereby and thereby, do not and will not (i) violate any Law applicable to or binding on Purchaser or any of its assets; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets of Purchaser under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under any Contract to which Purchaser is a party or by which Purchaser or any of its assets are bound; (iii) permit the acceleration of the maturity of any Indebtedness of Purchaser or Indebtedness secured by its assets or (iv) violate or conflict with any provision of Purchaser’s articles of association or by-laws.

(c)                                  No consent, authorization or approval of, or filing or registration with, any Governmental Authority is necessary in connection with the execution, delivery or performance by the Company and each Seller of this Agreement.

4.4                         Litigation. There are no claims, actions, suits, proceedings, governmental investigations or other litigation or administrative actions pending or threatened by or against Purchaser or any of its Affiliates with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby.

4.5                         Brokers. Purchaser did not use any broker or finder in connection with the transactions contemplated hereby, and neither the Company nor any Seller has or shall have any liability or otherwise suffer or incur any Damages as a result of, or in connection with, any brokerage or finder’s fee or other commission of any Person retained by Purchaser in connection with this Agreement, the Related Agreements or any of the transactions contemplated hereby or thereby.

ARTICLE V

COVENANTS

5.1                         Confidentiality. None of the Sellers shall, directly or indirectly, use or provide to, and none of the Sellers shall permit any Affiliate, directly or indirectly, to use or provide to, any other Person any Confidential Information, except as on the advice of counsel, is required in governmental filings or judicial, administrative or arbitration proceedings.

5.2                         Settlement of Certain Expenses. Purchaser shall pay and refund the Company in immediately available funds for (a) any Transaction Expenses, other than any costs related to any broker or finder agreements that relate to the transactions contemplated by this Agreement and the Related Agreements (which costs shall be paid by Sellers), in accordance with Section 8.2 and (b) the Settlement Payment, in each case when due and payable.

5.3                         Execution of Managing Director Agreements. Purchaser will, immediately upon becoming shareholder of the Company, execute the managing director agreements with each of the Founders as enclosed as Schedule 5.3 to this Agreement.

ARTICLE VI

REMEDIES

6.1                         Remedies by the Sellers. In the event of a breach by any Seller of the Individual Seller Warranties, the respective Seller shall put the Purchaser, or at Purchaser’s request, the Company into such position as it would have been in had such representation and warranty not been breached (restitution in kind; Naturalrestitution). If and to the extent that the respective Seller is unable to achieve this position within a reasonable time period, Purchaser may make a claim against the respective Seller for monetary damages (Schadensersatz in Geld) pursuant to Section 249 et seq. BGB or against the Founders under Section 6.2(b) hereof.

6.2                         Indemnification by Founders. Founders agree to jointly and severally indemnify the Purchaser Indemnified Parties against, and agree to hold the Purchaser Indemnified Parties harmless from, any and all Damages incurred or suffered by the Purchaser Indemnified Parties, and the Purchaser Indemnified Parties may immediately make a claim against the Founders for monetary damages (Schadensersatz in Geld) pursuant to Section 249 et seq. BGB for any and all Damages suffered by the Purchaser Indemnified Parties, arising out of any of the following:

(a)                                  any breach of any Sellers’ Warranties made by Founders or Sellers in Article III of this Agreement (it being understood that, for purposes of this Section 6.2(a), none of the Sellers’ Warranties contained in Article III shall be deemed to include any Material Adverse Effect qualifier or any other qualifier in respect of materiality);

(b)                                 subject to Section 6.1, any breach of the Individual Seller Warranties by any Seller; or

(c)                                  any breach of or failure by the Founders or Sellers to perform any covenant or obligation of the Founders or Sellers set out in this Agreement.

6.3                         Indemnification by Purchaser. Purchaser agrees to indemnify the Seller Indemnified Parties against, and agrees to hold the Seller Indemnified Parties harmless from, any and all Damages incurred or suffered by the Seller Indemnified Parties, and the Seller Indemnified Parties may immediately make a claim for monetary damages (Schadensersatz in Geld) pursuant to Section 249 et seq. BGB for any and all Damages suffered by the Seller Indemnified Parties, arising out of any of the following:

(a)                                  any breach of or any inaccuracy in any representation or warranty made by Purchaser in this Agreement; or

(b)                                 any breach of or failure by Purchaser to perform any covenant or obligation of Purchaser set out in this Agreement.

6.4                         Contents of Sellers’ Warranties. Purchaser acknowledges that it has been given the opportunity to investigate the Company, the Subsidiaries and their businesses, assets, records and premises in detail. Purchaser acknowledges that none of the data, documentation and information provided or made available to the Purchaser constitutes (i) a guarantee regarding qualities or characteristics (Beschaffenheitsgarantie) in the meaning of Sections 443, 444 BGB, or (ii)  an agreement regarding the qualities or characteristics (Beschaffenheitsvereinbarungen) in the meaning of Section 434 para. 1 sentence 1 BGB. Sellers make no express or implied representations and warranties or guarantees of whatsoever legal nature regarding the profitability of the Company, the Subsidiaries or of any specific assets. Any claims under any express or implied representations or warranties or statutory warranties in addition to the Sellers’ Warranties set forth in Article III shall be excluded, with the exception of claims resulting from fraud or willful deceit (arglistige Täuschung) or other intentional actions by the Sellers.

6.5                         Claims. As promptly as is reasonably practicable after becoming aware of a claim for Damages under this Agreement not involving a claim, or the commencement of any suit, action or proceeding, of the type described in Section 6.6, the Indemnified Person shall give notice to the Indemnifying Person of such claim, which notice shall specify the facts alleged to constitute the basis for such claim, the representations, warranties, covenants and obligations alleged to have been breached and the amount that the Indemnified Person seeks hereunder from the Indemnifying Person, together with such information as may be necessary for the Indemnifying Person to determine that the limitations in Section 6.11 have been satisfied or do not apply; provided, that the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under this Article VI except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby.

6.6                         Notice of Third Party Claims; Assumption of Defense. The Indemnified Person shall give notice as promptly as is reasonably practicable to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement (which notice shall specify in reasonable detail the nature and amount of such claim together with such information as may be necessary for the Indemnifying Person to determine that the limitations in Section 6.11 have been satisfied or do not apply); provided, that the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under this Article VI except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. The Indemnifying Person will have the right, upon written notice delivered to the Indemnified Person within ten (10) days thereafter to assume the defense of such claim at its own expense. In the event, however, that the Indemnifying Person declines or fails to assume the defense of such claim on the terms provided within such ten (10)-day period, then such Indemnified Person may employ counsel to represent or defend it in any action or proceeding; provided, that any reasonable fees and disbursements of such counsel incurred by the Indemnified Person will be paid by the Indemnifying Person as part of any Damages incurred or suffered by the Indemnified Person resulting from such claim. Regarding any claim for which the Indemnifying Person has assumed the defense, the Indemnified Person will have the right to participate in such matter and to retain its own counsel. Such counsel’s reasonable fees and costs shall be at the Indemnified Person’s expense in the event the Indemnifying Person is successful in defending the underlying action and at the Indemnifying Person’s expense in the event the Indemnifying Person is unsuccessful in defending such action. In the event the Indemnifying Person is only partly successful or unsuccessful, as the case may be, in defending such third party claim, the reasonable fees and costs shall be divided between the Indemnifying Person and the Indemnified Person on a pro rata basis (applying Section 92 para.1 sentence 1 last part German Civil Code of Procedure (ZPO) mutatis mutandis). The Indemnifying Person will at all times use reasonable efforts to keep the Indemnified Person reasonably apprised of the status of the defense of any matter the defense of which the Indemnifying Person has assumed and to cooperate in good faith with the Indemnified Person with respect to the defense of any such matter. To the extent the Indemnifying Person shall control or participate in the defense or settlement of any third party claim or demand, the Indemnified Person will give to the Indemnifying Person and its counsel reasonable access to all business records and other documents relevant to such defense or settlement, and shall permit them to consult with the employees and counsel of the Indemnifying Person. The Indemnified Person shall use its reasonable best efforts in the defense of all such claims.

6.7                         Settlement or Compromise. No Indemnified Person may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Person, unless (a) the Indemnifying Person fails to assume and maintain the defense of such claim pursuant to Section 6.6 or (b) such settlement, compromise or consent includes an unconditional release of the Indemnifying Person and its officers, directors, employees and Affiliates from all liability arising out of such claim. An Indemnifying Person may not, without the prior written consent of the Indemnified Person, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless, (i) such settlement, compromise or consent includes an unconditional release of the Indemnified Person and its officers, directors, employees and Affiliates from all liability arising out of such claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Person and (iii) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Person or any of the Indemnified Person’s Affiliates.

6.8                         Knowledge   For the purpose of the Sellers’ Warranties contained in Article III of this Agreement, Founders shall be deemed to have knowledge of any fact or circumstance (i) actually known to them, (ii) that a reasonable business manager would have known under the applicable circumstances or (iii) if reasonable inquiry to the individuals set forth on Schedule 6.8 would have revealed such fact or circumstance. For the avoidance of doubt, a Sellers’ Warranty that is qualified by knowledge shall not be breached unless a Founder has actual or deemed knowledge of such breach.

6.9                         Exclusion of Claims   The Purchaser shall not be entitled to make any claim under Section 6.1 or 6.2 under the following circumstances:

(a)                                  the matter to which the claim relates is specifically reserved for in the Financial Statements by way of liability, provision (Rückstellung) or depreciation (Abschreibung); or

(b)                                 the amount of the claim has been recovered from a third party or under an insurance policy.

6.10                   Time Limitations.  All claims of the Purchaser pursuant to Section 6.2(a) hereof shall be time barred (verjährt) eighteen (18) months after the Closing Date, except for all claims in respect of liabilities for breach of or inaccuracy in (i) the Tax Warranty, which shall become time barred on the Tax Statue of Limitations Date, (ii) the Fundamental Warranties, which shall be time barred after thirty (30) years after the Closing Date, and (iii) any representation contained in Section 3.13(e), which shall not be time barred but instead shall survive forever. If a due notice in accordance with Sections 6.5 or 6.6 was given within the respective time period set forth in the preceding sentence after the Closing Date, claims for which such notice was given shall become time barred after an additional eighteen (18) month period unless Sections 204, 205, 206 or 212 of the German Civil Code (BGB) apply. Neither Purchaser nor Sellers shall have any liability pursuant to Section 6.2(a) with respect to claims that became time barred after the period specified in this Section 6.10.

6.11                   Limitations on Liability of Sellers.

(a)                                  Purchaser shall have the right to payment by Sellers under Section 6.2(a) only if Purchaser shall have incurred Damages that (i) as to any particular claim under Section 6.2(a) are in excess of EUR 10,000 and (ii) in the aggregate, are in excess of EUR 150,000, in which case Purchaser shall have the right to payment for all such aggregate Damages (in determining whether this aggregate threshold has been satisfied, only Damages exceeding the per claim threshold set forth in the preceding clause (i) shall be included); provided, that no such limitations in the preceding clauses (i) and (ii) shall apply to any claim for Damages related to a breach of any Fundamental Warranty, Tax Warranty or any representation contained in Sections 3.5(e) or 3.13(e); provided further, that the thresholds set forth in the preceding clauses (i) and (ii) shall not apply to any claim for Damages related to a breach of a representation contained in Sections 3.12(a)(iv) or 3.13(c)(ii), which shall be subject to the threshold set forth in Section 6.11(b).

(b)                                 Sellers shall have no liability under Section 6.2(a) for a breach of a representation contained in Sections 3.12(a)(iv) or 3.13(c)(ii) unless Purchaser shall have incurred Damages that in the aggregate with all other claims pursuant to a breach of such representation is in excess of EUR 150,000, in which case Purchaser shall have the right to payment for all such aggregate Damages.

(c)                                  Sellers shall have no liability under Section 6.2(a) in excess of the Holdback Amount minus amounts paid out from the escrow to the Founders pursuant to Sections 2.4(a) and (b) except for any or all Damages incurred from or arising out of or in connection with (i) fraud or willful misconduct (arglistige Täuschung) of a Seller, for which Purchaser’s right to recover any such Damages shall not be limited or subject to any cap, (ii) a breach of any of the Individual Seller Warranties, for which each Minority Sellers’ liability shall be limited to its respective Proportionate Share of the Purchase Price, (iii) a breach of any representation contained in Section 3.5(e) hereof, for which each Founder’s liability shall be limited to (x) its respective Proportionate Share of the Purchase Price for any claim brought by a Purchaser Indemnified Party during the one hundred eighty (180) day period immediately following the Closing Date or (y) the Holdback Amount (minus amounts paid out from the escrow to the Founders pursuant to Sections 2.4(a) and (b)) for any claim brought by a Purchaser Indemnified Party after the expiration of such one hundred eighty (180) day period and (iv) a breach of any Fundamental Warranty, Tax Warranty or any representation contained in Section 3.13(e) hereof, for which the Purchaser Indemnified Parties’ rights to recover any such Damages shall not be limited or subject to any cap.

(d)                                 Unless in the case of fraud or willful misconduct (arglistige Täuschung) of a Minority Seller, the Minority Sellers shall under no circumstances be liable for breach of any representation and warranty or otherwise, except with respect to the Individual Seller Warranties for which the liability of each of the Minority Sellers shall be limited to such Seller’s Proportionate Share of the Purchase Price.

(e)                                  Any losses recovered by Purchaser pursuant to Article VI shall be limited to Damages actually incurred by the respective Purchaser Indemnified Party.

6.12                   Exclusion of Further Remedies. Sellers and Purchaser agree that remedies the Purchaser may have against Sellers for breach of a Sellers’ Warranty set forth in this Agreement are solely governed by this Agreement, and the remedies provided for by this Agreement shall be the exclusive remedies available to Purchaser except in the case of fraud or willful misconduct of a Seller. All other and further remedies (Rechtsfolgen) that might be available to the Purchaser for statutory or other reasons (in addition to the remedies set forth in this Agreement) hereof shall be excluded. This exclusion shall apply to all claims and rights of whatever legal nature except in the case of fraud or willful misconduct, and shall in particular exclude without limiting the generality of the foregoing, claims under pre-contractual fault (Section 311 para. 2 and 3 of the BGB), breach of contract (Pflichtverletzung aus dem Schuldverhältnis) and/or rights following the statutory regulations following defects in the purchased objects (Section 437 of the BGB)(Sachmaengelgewaehrleistungsrecht) including but not limited to the right to reduce the Purchase Price (Minderung) or to rescind this Agreement (Rücktritt), any liability in tort (Deliktshaftung) and to all other rights and claims having a similar consequence and under all circumstances. The parties agree that Section 442 of the German Civil Code (BGB) and Section 337 of the German Commercial Code (HGB) shall neither apply directly nor mutatis mutandis.

6.13                   Offset of Advantages and Disadvantages; Claims against Third Parties; No Double Relief

(a)                                  The amount of Damages incurred or suffered by any Indemnified Person shall be reduced by an amount equal to the net present value of the realizable Tax benefit of the Indemnified Party for the taxable year in which such Damages were incurred by the Indemnified Person arising from the facts or circumstances giving rise to such Damages, as well as all subsequent years, in each case calculated using a discount rate equal to the Indemnified Party’s good faith estimate of its cost of capital as of the date of such incurrence.

(b)                                 Payments made by the Sellers under this Article VI shall constitute between the Seller and the Purchaser a reduction of the Purchase Price.

(c)                                  To the extent any amount has been recovered from the Sellers under this Agreement or under Law and to the extent that the Sellers have established the situation that would exist had the relevant Sellers’ Warranty at the relevant time (Naturalrestitution), any other claim with respect to the same matter under any other provision of this Agreement or any rule of Law shall be excluded, unless the claim exceeds the amount recovered in the previous claim in which case the Purchaser shall be entitled to recover the excess amount only.

6.14                   Mitigation   Section 254 BGB shall remain unaffected, and Purchaser shall be obligated to use its commercial reasonable efforts to prevent the occurrence of any losses or damages and to limit the scope of any losses or damages incurred and to cause the Company and its Subsidiaries to do the same.

6.15                   Recourse to Seller Holdback Amount. In the event that Purchaser is entitled to Damages pursuant to Section 6.2, such amounts shall be satisfied first through the setoff of the amount of such Damage from the Holdback Amount. In the event that there are any Damages for which any Purchaser Indemnified Party would be entitled to pursuant to the terms of this Article VI, or any third party has alleged any facts or circumstances pursuant to which any Purchaser Indemnified Party may be entitled to Damages pursuant to the terms of this Article VI, and provided in each case that such claim is not time barred, Purchaser shall be entitled to advise the notary in writing to retain the amount of such Damages (or Purchaser’s good faith estimate of the likely amount of such alleged Damages) until the amount of the Damages is finally determined. To the extent funds available from the Holdback Amount are insufficient to setoff against such Damages in full, the Holdback Amount shall be exhausted prior to Purchaser having the right to collect any amounts other than the Holdback Amount.

ARTICLE VII

TAX MATTERS

7.1                         Cooperation on Tax Matters.

(a)                                  Sellers’ Representatives and Purchaser agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company as is reasonably necessary for the filing of any Tax Return, the preparation for any Tax audit, the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment for the Company attributable to the Pre-Closing Tax Period. Sellers’ Representatives and Purchaser shall keep all such information and documents received by them confidential unless otherwise required by Law.

(b)                                 Sellers’ Representatives and Purchaser agree to retain or cause to be retained all books and records pertinent to the Company until the applicable period for assessment of Taxes under applicable Law (giving effect to any and all extensions or waivers) has expired, and such additional period as necessary for any administrative or judicial proceedings relating to any proposed assessment, and to abide by and cause the Company to abide by all record retention agreements entered into with any Taxing authority. Sellers’ Representatives and Purchaser agree to give the other reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if so requested, Sellers’ Representatives and Purchaser shall allow the requesting party to take possession of such books and records.

(c)                                  Sellers’ Representatives and Purchaser shall cooperate with each other in the conduct of any audit or other proceedings for any Tax purposes and they shall each execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1                         Sellers’ Representatives. Each of Alexander Wiegand and Thomas Golob are hereby designated by each Seller to serve as the representatives of such Seller (the “Sellers’ Representatives”) with respect to any service of documents, notices or declarations set forth in this Agreement and the Related Agreements to be performed on behalf of such Seller and with respect to the receipt of funds under this Agreement on behalf of such Seller.

8.2                         Expenses. Purchaser shall bear the costs of the notarization of this Agreement and the Related Agreements and of the escrow account. Except for the Transaction Expenses, each party hereto shall bear its own fees and expenses with respect to the transactions contemplated hereby and Sellers shall pay all Taxes or fees, if any, imposed by any Governmental Authority in connection with the transfer and assignment of the Shares. It is understood that, except in the case of the costs related to any broker or finder agreements that relate to the transactions contemplated by this Agreement and the Related Agreements (which costs shall be paid by Sellers), the Company shall pay and be refunded by the Purchaser for the costs incurred by the Company or Sellers in connection with the negotiation, execution and implementation of this Agreement and the Related Agreements, including the following costs (collectively, the “Transaction Expenses”):

(a)                                  the costs related to the discharge of any employee retirement or deferred compensation plan, incentive compensation plan, stock plan, performance shares or similar equity-based incentive plan or any other fringe benefit arrangements for any current or former employee or director of the Company, including the discharge of Messrs. Huck and Rolf under each of their phantom stock entitlements;

(b)                                 the costs of the legal advisor(s) of the Company and the Sellers that relate to the transactions contemplated by this Agreement and the Related Agreements, including the fees and expenses of Graf von Westphalen;

(c)                                  the costs of the tax advisor(s) of the Company and the Sellers that relate to the transactions contemplated by this Agreement and the Related Agreements, including the fees and expenses of Lemmer et al. and Apers & Stenger;

(d)                                 the costs related to any broker or finder agreements that relate to the transactions contemplated by this Agreement and the Related Agreements, which costs shall be paid by Sellers; and

(e)                                  the costs of any severance pay, change of control pay, or similar payments to any employee or officer of the Company incurred in connection with, or as a result of, the transactions contemplated by this Agreement or the Related Agreements.

8.3                         Amendment. This Agreement may be amended, modified or supplemented, but only in writing signed by Purchaser, Sellers’ Representatives and the Company’s representatives unless a more stringent form (notarization) is required under mandatory Law.

8.4                         Payments in Euro. Except as otherwise provided herein or in a Related Agreement, all payments pursuant hereto shall be made by wire transfer in Euro in same day or immediately available funds without any set off, deduction or counterclaim whatsoever.

8.5                         Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

8.6                         Assignment; Set Off . This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that no assignment of any rights or obligations hereunder, by operation of law or otherwise, shall be made by either party without the written consent of the other party. Neither party may set off (aufrechnen) any of its claims arising from this Agreement or the Related Agreements against any claims another party may have, unless set forth explicitly in this Agreement or a Related Agreement or mutually agreed by the Parties in writing.

8.7                         No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective Affiliates, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

8.8                         Publicity. Each of the Sellers and Purchaser agree to hold confidential the terms and provisions of this Agreement and the terms of the transactions  contemplated hereby. Notwithstanding the foregoing, nothing in this Section 8.8 shall prevent either party from (a) making any public announcement or disclosure required by Law or the rules of any stock exchange, (b) discussing this Agreement or its contents or the transactions contemplated hereby with those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of such particular transaction or transactions or (c) enforcing its rights hereunder.

8.9                         Further Assurances. Upon the reasonable request of Purchaser, each of the Sellers shall, and shall cause its Affiliates to, on and after the date hereof (a) execute and deliver to Purchaser such assignments and other instruments as may be reasonably requested by Purchaser and are required to effectuate completely the transfer and assignment to Purchaser of the Shares, and to otherwise carry out the purposes of this Agreement and (b) cooperate with Purchaser to obtain all consents, approvals, certificates and other documents as Purchaser may request in order to effect the transactions contemplated hereby.

8.10                   Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

8.11                   Entire Understanding. This Agreement and the Related Agreements set forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and supersede any and all prior agreements, arrangements and understandings among the parties relating to the subject matter hereof.

8.12                   Language. Each Seller and Purchaser agree that the language used in this Agreement (including the language used in the Schedules, which in certain cases is in German) is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against Sellers or Purchaser.

8.13                   Governing Law; Dispute Resolution.

(a)                                  Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the Laws of the Federal Republic of Germany, without giving effect to the choice of law rules thereof. The application of the United Nations Convention on Contracts for the International Sale of Goods is excluded.

(b)                                 Dispute Resolution

(i)                                             Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be finally resolved by way of binding legal arbitration under the rules of the DIS then in effect.

(ii)                                          The Arbitration shall take place in Frankfurt, Germany, and shall apply the Laws of the Federal Republic of Germany. The decision of the arbitration shall be final and binding and judgment on the award may be entered in any court of competent jurisdiction. A single arbitrator shall be selected by the parties in accordance with the rules of the DIS. The arbitrator shall be instructed to state the reasons for their decisions in writing, including findings of fact and law. The arbitrator shall be bound by the warranties, limitations of liability and other provisions of this Agreement. Such arbitration shall be a precondition to any application by either party to any court of competent jurisdiction.

(iii)                                       The parties shall use best efforts to set the arbitration within sixty days after selection of the arbitrators. The decision or award of the arbitrators shall be rendered within fifteen days after the conclusion of the hearing, shall be in writing, shall set forth the basis therefore, and shall be final, binding and non-appealable upon the parties and may be enforced and executed upon in any court having jurisdiction over the party against whom the enforcement of such decision or award is sought. The award shall decide on the distribution of the costs in accordance with Sec. 91ff ZPO.

8.14                   Release. Each Seller hereby releases and forever discharges the Company and its Subsidiaries from any and all actions, causes of action, suits, debts, claims and demands that arise out of acts, events, conditions or omissions occurring or existing prior to and including the Closing Date, except for any rights or obligations arising under this Agreement or the Related Agreements and any rights arising under any employment or benefit arrangement to which such Seller was a party prior to the Closing Date as set forth in Schedule 3.16.

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